Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 5900 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA • ASIA PACIFIC • EUROPE

September 2, 2026

Cheniere Energy, Inc.

845 Texas Avenue, Suite 1250

Houston, Texas 77002

Re:	5.200% Senior Notes due 2036 and 6.000% Senior Notes due 2056

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Cheniere Energy, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of

(a) $1,000,000,000 aggregate principal amount of registered 5.200% Senior Notes due 2036 (the “2036 New Notes”), which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 5.200% Senior Notes due 2036 (the “2036 Old Notes”) and (b) $750,000,000 aggregate principal amount of registered 6.000% Senior Notes due 2056 (the “2056 New Notes” and, together with the 2036 New Notes, the “New Notes”), which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 6.000% Senior Notes due 2056 (the “2056 Old Notes” and, together with the 2036 Old Notes, the “Old Notes”). The 2036 Old Notes were, and the 2036 New Notes will be, issued under an Indenture dated as of March 19, 2026 (the “Original Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated March 19, 2026 (together with the Original Indenture, the “2036 Notes Indenture”). The 2056 Old Notes were, and the 2056 New Notes will be, issued under the Original Indenture, as supplemented by the Second Supplemental Indenture dated March 19, 2026 (together with the Original Indenture, the “2056 Notes Indenture” and the 2036 Indenture and the 2056 Indenture, collectively, the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture and the issuance of the Old Notes and the New Notes by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the

Sidley Austin (TX) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Cheniere Energy, Inc.

September 2, 2026

genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers of the Company and other representatives of the Company.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the New Notes will be validly issued and binding obligations of the Company when:

(i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(ii) the New Notes shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that we make no such assumption in clause (i), (ii) or (iii) insofar as such assumption relates to the Company.

Cheniere Energy, Inc.

September 2, 2026

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of such State). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP